Exhibit 99.1
Stanley-Martin Communities, LLC Reports Second Quarter 2008 Results
Reston, Virginia, August 12, 2008
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and six month periods ended June 30, 2008. Stanley-Martin preliminary financial highlights are as follows:
•	Second quarter 2008 revenues of $33.5 million decreased $12.2 million or 26.7% from second quarter 2007 revenues of $45.7 million. Total revenues for the six months ended June 30, 2008 were $56.6 million down $17.8 million or 23.9% from $74.4 million in the same period in 2007.

•	Net loss for the second quarter 2008 was $(3.6) million, down $0.5 million from $(4.1) million in the second quarter 2007. The net loss includes a $7.5 million and an $8.5 million charge for impairment of real estate inventory for the three months ended June 30, 2008 and 2007, respectively. Net loss for the six months ended June 30, 2008 was $(3.4) million, up $0.5 million from $(2.9) million in the first six months in 2007. The net loss includes a $7.9 million and an $8.5 million charge for impairment of real estate inventory for the six months ended June 30, 2008 and 2007, respectively.

•	New orders increased 17.9% to 92 homes in the three months ended June 30, 2008 from 78 homes in the same period in 2007. Net new orders decreased 7.1% to 156 homes for the six month period ended June 30, 2008 from 168 homes in the same period in 2007.

•	At June 30, 2008, our backlog was 111 homes with an aggregate contract price of $55.3 million, down from 138 homes with an aggregate contract price of $78.1 million at June 30, 2007.
Results of Operations:
Quarter Ended June 30, 2008 (2008) Compared to Quarter Ended June 30, 2007 (2007)
     Revenue. Total revenues for 2008 were $33.5 million, down $12.2 million or 26.7% from $45.7 million for 2007. Homebuilding sales-homes were $30.6 million in 2008, down $12.6 million or 29.2% from $43.2 million in 2007. The decrease in homebuilding sales-homes was the result of a 27.4% decrease in the number of homes delivered plus a 2.4% decrease in the average price of a delivered home.
     During 2007, we delivered 73 homes with an average sales price of $592,000 compared to 53 homes with an average sales price of $578,000 in 2008. In 2007, we delivered 32 townhomes and 41 single family homes. The townhomes had an average sales price of $561,000 and the single family homes had an average sales price of $615,000. In 2008, we delivered 16 townhomes and 37 single family homes. The townhomes had an average sales price of $541,000 and the single family homes delivered had an average sales price of $593,000. The decrease in the average sales price is due to a shift in the product mix being offered by the Company and a general decline in demand within the market place.
     In the latter half of 2007, the Company became involved in the construction of custom homes for individuals that are not home buying customers of the Company. Total custom home services fees for 2008 were $1.8 million.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $0.9 million in 2008, down 60.9% from $2.3 million in 2007. The decrease in revenues when compared to the same quarter in the prior year was driven by a decline in loan origination fees with a 56.4% decrease in the number of loans originated and a 17.9% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 26.5% of Heritage Mortgage’s business in the second quarter 2008, up from 24.7% in 2007. In the second quarter of 2008, the Company recorded a charge of $0.5 million, which represents fees to be paid to Mason, in return for Mason agreeing to release all current and future repurchase obligations related to loans originated by the Company prior to May 1, 2008 and sold by Mason to one specific third-party purchaser.
     During 2008, Heritage Mortgage was responsible for handling the financing needs of 77% of our homebuyers, down from 90% in 2007. First Excel was responsible for underwriting title insurance for 91% of our Virginia homebuyers in the second quarter 2008, down from 98% in 2007. Financial services revenues were 2.7% of total 2008 revenues, down from 5.0% a year earlier.
     New Orders and Backlog. The number of new orders increased 17.9% to 92 in 2008 from 78 in 2007.

The aggregate value of new orders was $43.7 million in 2008, up $0.2 million or 0.5% from $43.5 million a year earlier. The average sales price for new orders declined from $557,000 in 2007 to $475,000 in 2008. This 14.7% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2007, 73.1% of the new orders were single family homes. In 2008, 55.4% of the new orders were single family homes. In 2008, new orders were comprised of 51 single family homes with an average sales price of approximately $492,000 and 41 townhome new orders with an average sales price of $454,000. In 2007, there were 57 single family new orders with an average sales price of $608,000 and 21 townhome new orders with an average sales price of $419,000.
     At June 30, 2008, our backlog was 111 homes with an aggregate value of $55.3 million, down from 138 homes with an aggregate value of $78.1 million a year earlier. The average sales price in backlog at June 30, 2008 was $498,000, down $68,000 or 12.0% from $566,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more challenging market. As of June 30, 2008, 62 single family homes were in backlog with an average sales price of $528,000, down from 92 single family homes with an average sales price of $604,000 a year earlier. As of June 30, 2008, 49 townhomes were in backlog with an average backlog price of $459,000. A year earlier, 46 townhomes were in backlog with an average backlog price of $492,000.
     Gross Margin-Homebuilding. The gross margin-homebuilding in 2008 was $(3.4) million compared to $1.4 million in 2007. In 2008 and 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high and competitors continue to discount their existing inventory. As a result the Company recorded a $7.5 million and a $8.5 million charge for impairment of real estate inventory held due to declining market conditions for the three months ended June 30, 2008 and 2007, respectively. The gross margin-homebuilding was (10.6)%, down from 3.2% from the same period a year earlier. The gross margin homebuilding, excluding impairment, for the three months ended June 30, 2008 was 12.4%, down from 23.0% for the same period a year earlier, which is a reflection of the declining market.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2008 decreased $0.6 million, or 19.4%, to $2.5 million from $3.1 million in 2007. Selling and marketing expenses as a percent of homebuilding sales increased to 7.7% in 2008 compared to 7.2% in 2007. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs offered to meet market demands and enhanced marketing efforts in the competitive market.
     General and Administrative Expenses. Total general and administrative expenses in 2008 decreased approximately $0.9 million or 16.1% to $4.6 million from $5.6 million in 2007. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs, insurance and professional fees. General and administrative expenses as a percentage of total revenues increased to 13.8% in 2008 from 12.2% in the same period in 2007. Homebuilding general and administrative expenses were $3.3 million or 10.2% of homebuilding revenue in 2008, down from $3.7 million or 8.5% of homebuilding revenue a year earlier. Financial services general and administrative expenses were $1.3 million in 2008, down 32% from $1.9 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.

     Gain on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the second quarter 2008 and 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain on derivative contracts, net, was $1.1 million in 2008 and $0.7 million in 2007.
      Gain on Extinguishment of Senior Subordinated Notes. During 2008, the Company repurchased $8.9 million (face value) of senior subordinated notes for $4.1 million. The transaction resulted in a $4.6 million gain after the write-off of related deferred financing costs.
     Other Income, net. Our homebuilding segment recognized other income, net of $109,167 in 2008 compared to $124,871 in 2007. Other income, net primarily represents forfeited purchaser deposits, interested earned on cash balances and rental income offset by fees on our unused line of credit and letters of credit.
     Minority Interest. Minority interest expense represents the minority owner’s 25% interest in Heritage Mortgage and the minority owner’s 49% interest in First Excel. Minority interest expense (benefit) was $(72,353) for 2008 and $112,110 for 2007. The decrease in 2008 from 2007 is due to reduced business activity in both our mortgage and title company.
     Net Income (Loss). Overall, net income (loss) for the second quarter 2008 was $(3.6) million, down $0.5 million from $(4.1) million in 2007. Our homebuilding segment experienced a decrease in net income (loss) to $(3.3) million in 2008 from $(4.3) million in 2007. This decrease was primarily the result of the decrease in 2008 homebuilding sales revenue and a decline in gross margin-homebuilding, offset by a gain on the extinguishment of debt and a gain on derivative contracts. Our financial services segment reported net income of $(268,917) for 2008, down from $213,487 in 2007. This decline reflects the slow down in both our mortgage and title businesses.
Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Revenue. Total revenues for the six months ended June 30, 2008 were $56.6 million, down $17.8 million or 23.9% from $74.4 million for the six months ended June 30, 2007. Homebuilding sales-homes were $48.0 million in the six months ended June 30, 2008, down $21.6 million or 31.0% from $69.6 million in the six months ended June 30, 2007. The decrease in homebuilding sales-homes was the result of a 27.0% decrease in the number of homes delivered plus a 5.5% decrease in the average price of a delivered home. The Company had $3.0 million of Homebuilding sales — land in 2008.
     During the six months ended June 30, 2007, we delivered 115 homes with an average sales price of $605,000 compared to 84 homes with an average sales price of $572,000 in the six months ended June 30, 2008. In the six months ended June 30, 2007, we delivered 43 townhomes and 72 single family homes. The townhomes had an average sales price of $572,000 and the single family homes had an average sales price of $625,000. In the six months ended June 30, 2008, we delivered 24 townhomes and 60 single family homes. The townhomes had an average sales price of $502,000 and the single family homes delivered had an average sales price of $600,000. The change in the average sales price is due to a shift in the product mix being offered by the Company and a general decline in demand within the market place.
     In the latter half of 2007, the Company became involved in the construction of custom homes for individuals that are not home buying customers of the Company. Total custom home services fees for the six months ended June 30, 2008 were $3.1 million.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $2.3 million in the six months ended June 30, 2008, down 48.8% from $4.5 million in the six months ended June 30, 2007. The decrease in revenues when compared to the same quarter in the prior year was driven by a decline in loan origination fees with a 52.1% decrease in the number of loans originated and a 12.5% increase in the average size of the loans on which the fees are based. In the second quarter of 2008, the Company recorded a charge of $0.5 million, which represents fees to be paid to Mason, in return for Mason agreeing to release all current and future repurchase obligations related to loans originated by the Company prior to May 1, 2008 and sold by Mason to one specific third-party purchaser. Our homebuyers accounted for 18.3% of Heritage Mortgage’s business in the first six months of 2008, down from 18.6% in the first six months of 2007.
     During the six months ended June 30, 2008, Heritage Mortgage was responsible for handling the financing needs of 66.7% of our homebuyers, down from 88% in the six months ended June 30, 2007. First Excel was responsible for underwriting title insurance for 91% of our Virginia homebuyers in the first six months of 2008, down from 96% in 2007. Financial services revenues were 4.0% of total 2008 revenues, down from 6.0% a year earlier.

     New Orders. The number of new orders decreased 7.1% to 156 in the six months ended June 30, 2008 from 168 in the six months ended June 30, 2007. The aggregate value of new orders was $77.8 million in the six months ended June 30, 2008, down $17.5 million or 18.4% from $95.3 million a year earlier. The average sales price for new orders declined from $567,000 in the six months ended June 30, 2007 to $499,000 in the six months ended June 30, 2008. This 12.0% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In the six months ended June 30, 2007, 63.7% of the new orders were single family homes. In the six months ended June 30, 2008, 55.8% of the new orders were single family homes. For the six months ended June 30, 2008, new orders were comprised of 87 single family homes with an average sales price of approximately $521,000 and 69 townhome new orders with an average sales price of $471,000. In the six months ended June 30, 2007, there were 107 single family new orders with an average sales price of $600,000 and 61 townhome new orders with an average sales price of $510,000.
          Gross Margin-Homebuilding. The gross margin-homebuilding in the six months ended June 30, 2008 was $(1.0) million compared to $7.7 million for the six months ended June 30, 2007. In the first six months of 2008 and 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high and competitors continue to discount their existing inventory. As a result the Company recorded a $7.9 million and an $8.5 million charge for impairment of real estate inventory held due to declining market conditions for the six months ended June 30, 2008 and 2007, respectively. The gross margin-homebuilding was (1.8)%, down from 11.0% from the same period a year earlier. The gross margin homebuilding, excluding impairment, was 12.9% down from 23.3% a year earlier, which is a reflection of the declining market.
     Selling and Marketing Expenses. Total selling and marketing expenses in the six months ended June 30, 2008 decreased $0.9 million, or 17.3%, to $4.3 million from $5.2 million in the six months ended June 30, 2007. Selling and marketing expenses as a percent of homebuilding sales increased to 7.9% in the six months ended June 30, 2008 compared to 7.5% in the same period in 2007. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs offered to meet market demands and enhanced marketing efforts in the competitive market.
     General and Administrative Expenses. Total general and administrative expenses in the six months ended June 30, 2008 decreased approximately $2.1 million or 19.6% to $8.6 million from $10.7 million in the six months ended June 30, 2007. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs, insurance and professional fees. General and administrative expenses as a percentage of total revenues increased to 15.2% in the six months ended June 30, 2008 from 14.4% in the same period in 2007. Homebuilding general and administrative expenses were $6.1 million or 11.3% of homebuilding revenue in the six months ended June 30, 2008, down from $6.9 million or 9.9% of homebuilding revenue a year earlier. Financial services general and administrative expenses were $2.5 million in the six months ended June 30, 2008, down 34.2% from $3.8 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.
     Gain (Loss) on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the first six months of 2008 and 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain (loss) on derivative contracts, net, was $(0.3) million in the six months ended June 30, 2008 and $0.5 million in the six months ended June 30, 2007.
     Gain on Extinguishment of Senior Subordinated Notes. During the first six months of 2008, the Company repurchased $16.3 million (face value) of senior subordinated notes for $7.8 million. The transaction resulted in a $8.1 million gain after the write-off of related deferred financing costs.
     Other Income, net. Our homebuilding segment recognized other income, net of $137,369 in the six months ended June 30, 2008 compared to $311,149 in the same period in 2007. Other income, net primarily represents forfeited purchaser deposits, interested earned on cash balances and rental income offset by fees on our unused line of credit and letters of credit.
     Minority Interest. Minority interest expense represents the minority owner’s 25% interest in Heritage Mortgage and the minority owner’s 49% interest in First Excel. Minority interest expense (benefit) was $(52,307) for the six months ended June 30, 2008 and $198,307 for the six months ended June 30, 2007. The decrease in 2008 from 2007 is due to reduced business activity in both our mortgage and title company.

     Net Loss. Overall, net loss for the six months ended June 30, 2008 was $(3.4) million, increased $0.5 million from $(2.9) million in the six months ended June 30, 2007. Our homebuilding segment experienced a decrease in net loss to $(3.2) million in the six months ended June 30, 2008 from $(3.3) million in the six months ended June 30, 2007. This decrease was primarily the result of the decrease in 2008 homebuilding sales revenue, a loss on derivative contracts, and a decline in gross margin-homebuilding, offset by a gain on the extinguishment of debt.
Our financial services segment reported net income (loss) of $(219,063) for the six months ended June 30, 2008, down from $427,347 in the six months ended June 30, 2007. This decline reflects the slow down in both our mortgage and title businesses.
Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as an indicator of future performance.
Liquidity and Capital Resources
     Our financing needs depend on settlement volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund our homebuilding activities. During the first six months of 2008, we borrowed $19.8 million on our line of credit. These funds were used to fund our cash needs, which included $1.5 million net cash used in operating activities as of June 30, 2008, inclusive of a $0.6 million reduction in real estate; the repurchase of senior subordinated debt of $7.8 million; and certain capital payments of $10.6 million, which included $3.6 million of the Permitted Tax Distribution for 2007 (see discussions below).
     During the first six months of 2008, we purchased approximately $3.7 million of land, before any purchase adjustments, using available cash and borrowings under our senior secured facility. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of June 30, 2008, the Company has the following:

	December 31,	March 31,	June 30,
	2007	2008	2008
Owned lots not sold (2)	2,892	2,846	2,863 (1)
Option lots not sold	60	53	44

Total lots available for future sale	2,952	2,899	2,907
Sales backlog	39	72	111

Total lots for future deliveries	2,991	2,971	3,018

(1)	Includes an increase of 100 additional townhouse lots as a part of a revised long range plan within the Wildewood Communities.

(2)	Includes 598 multi-family lots and 1 commercial lot at Presidents Pointe.
     We assess our liquidity in terms of our ability to generate cash and obtain financing to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2010 and can be extended one year every December 1 subject to the lender’s approval. As of June 30, 2008, we had $88.8 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At June 30, 2008, these calculations allowed for additional borrowings of up to $35.8 million over the $88.8 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. As additional parcels of land owned by the Company are added to the borrowing base, the Company can continue to increase its borrowing capability.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     In the first six months of 2008, the Company repurchased subordinated notes with a face value of $16.3 million for $7.8 million. The transaction resulted in a gain on extinguishment of debt of $8.1 million, after the write-off of related deferred financing costs. The Company will continue to assess the current market value of the subordinated debt, outstanding debt on the line of credit and future liquidity requirements in determining the Company’s desire to repurchase additional subordinated debt, subject to subordinated debt repurchase restrictions in our secured credit facility.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $375,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2009, June 30, 2010, and June 30, 2011. As of June 30, 2008, the redemption amounts due on the dates listed above are $13.3 million, $12.5 million and $11.6 million, respectively. Neighborhood Holdings may request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, the majority of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including us, to fund these payments. For the six months ended June 30, 2008 and 2007, there were $10.6 million and $2.2 million of distributions to Holdings, respectively.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2010.
Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $1.5 million for the six months ended June 30, 2008, down 82.4% from the net cash used in operating activities of $8.5 million in the same period a year earlier. The majority of the decrease in net cash used in operating activities was the result of a significant decrease in the use of cash related to the change in our real estate inventory. The change in real estate inventory was $(0.6) million in the six months ended June 30, 2008 as compared to $(18.1) million in the six months ended June 30, 2007 and was the result of a reduction in purchases of land and a decrease in land development activities.
     Cash Flows used in Investing Activities. Net cash used in investing activities for the six months ended June 30, 2007 represents the purchase of $35,795 of property and equipment purchases. Net cash used in investing activities for the six months ended June 30, 2008 represent property and equipment purchases of approximately $101,577.
     Cash Flows provided by Financing Activities. Cash provided by financing activities was $1.3 million for the six months ended June 30, 2008, down 87.4% from $10.3 million a year earlier. In the six months ended June 30, 2008, we borrowed $19.8 million on our line of credit and repurchased senior subordinated notes for $7.8 million. In the six months ended 2007, we drew $15.5 million on our line of credit and repaid $2.8 million seller note related to property we acquired in late 2006. Distributions were $10.6 million and $2.2 million in the six months ended June 30, 2008 and 2007, respectively, which includes a $3.6 million payment of the Permitted Tax Distribution for December 31, 2007.

Distributions to minority partners decreased to $55,475 in the six months ended June 30, 2008 down from $187,741 in the six months ended June 30, 2007.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions by the Company to Holdings including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. In addition, the Trust Indenture provides for additional distributions up to fifty percent (50%) of consolidated net income for a period only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture).
     The Company’s “Consolidated Tangible Net Worth” (as defined in the Trust Indenture) was $32.8 million as of March 31, 2008. In accordance with the Trust Indenture, the Company notified the Trustee within 55 days after the end of the quarter that Consolidated Tangible Net Worth was less than $35 million. Under the Trust Indenture, if the Company’s Consolidated Tangible Net Worth is less than $35 million for two consecutive quarters, then within 65 days after the end of such second quarter, the Company would be required to cure the Consolidated Net Worth deficiency by obtaining a sufficient additional cash equity investment or to offer to repurchase 10% of the then outstanding senior subordinated notes at par (a “Repurchase Offer”).
     The Consolidated Tangible Net Worth was $28.2 million at June 30, 2008 and the Company did not meet the requirements of the Minimum Consolidated Tangible Net Worth. Because the Company’s Consolidated Tangible Net Worth was below $35 million for two consecutive quarters, the Company is required to either obtain sufficient additional cash equity investment or to make a Repurchase Offer. To date, the Company has repurchased senior subordinated notes in the aggregate amount of $20.6 million (face amount). Under the Trust Indenture, the Company is not required to make a Repurchase Offer to the extent that it has previously acquired senior subordinated notes with a principal amount in excess of the amount of notes required to be subject to the Repurchase Offer. Since the Repurchase Offer is satisfied from previously acquired senior subordinated notes, the Company has satisfied the Repurchase Offer obligation.
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three month and six month period ended June 30, 2008 and 2007 is summarized as follows (amounts in thousands):

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Interest incurred and capitalized	$4,338,615	$5,012,610	$8,840,060	$9,862,690
Interest cost unrelated to homebuilding expensed	22,779	35,916	117,887	76,216
Capitalized interest amortized to cost of sales	2,220,234	2,048,777	3,186,020	3,105,062
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income (loss)	$(3,633,274)	$(4,067,172)	$(3,385,451)	$(2,913,959)
Expensing of previously capitalized interest in cost of sales	2,220,234	2,048,777	3,186,020	3,105,062
Impairment of real estate inventory	7,450,935	8,542,891	7,942,441	8,542,891
Other non-capitalized interest	22,779	35,916	117,877	76,216
Depreciation	126,969	196,082	257,185	345,365

EBITDA	$6,187,643	$6,756,494	$8,118,072	$9,155,575

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 27, 2008. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2008 reflects our expectations as of August 11, 2008 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,
	2008	December 31,
	(unaudited)	2007
Assets
Cash and cash equivalents	$4,450,715	$4,664,911
Real estate inventory	256,087,463	263,008,573
Deposits and escrows, net	2,066,829	2,536,533
Property and equipment, net	1,489,457	1,645,065
Due from related parties	210,202	86,306
Accounts receivable	3,488,843	2,388,026
Deferred financing costs, net	3,355,335	4,054,793
Other assets	2,016,887	1,808,743

	$273,165,731	$280,192,950

Liabilities and Member’s Capital
Liabilities:
Debt	$218,150,000	$214,720,000
Accounts payable and accrued expenses	6,920,709	5,259,319
Due to related parties	48,639	51,816
Accrued interest payable	5,158,912	5,749,318
Purchaser deposits	2,308,468	1,112,613
Cost to complete and customer services reserves	3,853,569	3,639,239
Other liabilities	4,875,647	3,753,625

Total liabilities	241,315,944	234,285,930

Minority interest	265,833	373,615
Member’s capital	31,583,954	45,533,405

	$273,165,731	$280,192,950

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Operations and Member’s Capital
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Homebuilding sales — homes	$30,615,905	$43,181,769	$48,028,813	$69,608,892
Homebuilding sales — land	—	—	3,000,000	—
Custom home services fees	1,798,862	—	3,076,008	—
Financial services	914,184	2,287,531	2,253,513	4,491,700
Management services	141,000	240,600	285,000	285,010

Total revenues	33,469,951	45,709,900	56,643,334	74,385,602

Operating expenses:
Cost of sales — homes	27,183,345	33,240,885	41,915,136	53,383,072
Cost of sales — land	(93,379)	—	3,015,479	—
Cost of sales — custom home services	1,297,586	—	2,208,744	—
Impairment of real estate inventory	7,450,935	8,542,891	7,942,441	8,542,891
Selling and marketing expenses	2,503,815	3,108,214	4,280,328	5,238,237
General and administrative expenses	4,627,767	5,561,726	8,589,456	10,747,714

Operating loss	(9,500,118)	(4,743,816)	(11,308,250)	(3,526,312)

Gain (loss) on derivative contracts, net	1,131,885	663,883	(344,314)	499,511
Gain on extinguishment of debt, net	4,553,440	—	8,077,437	—
Other income, net	109,166	124,871	137,369	311,149

Net loss before minority interest	(3,705,627)	(3,955,062)	(3,437,758)	(2,715,652)
Minority interest	72,353	(112,110)	52,307	(198,307)

Net loss	(3,633,274)	(4,067,172)	(3,385,451)	(2,913,959)

Distributions to members	(1,315,500)	(714,999)	(10,564,000)	(2,214,997)
Beginning member’s capital	36,532,728	70,777,660	45,533,405	71,124,445

Member’s capital	$31,583,954	$65,995,489	$31,583,954	$65,995,489

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,385,451)	$(2,913,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of real estate inventory	7,942,441	8,542,891
Gain on extinguishment of debt	(8,077,437)	—
Depreciation and amortization	257,185	345,365
Changes in fair value of derivative contracts	(41,365)	(384,953)
Minority interest	(52,307)	198,307
Change in:
Real estate inventory	(557,393)	(18,065,854)
Accounts receivable and other assets	(1,308,961)	246,641
Due to/from related parties	(127,073)	(238,847)
Deposits and escrows	469,704	1,671,612
Accounts payable and accrued expenses	1,661,390	422,316
Purchaser deposits	1,195,855	1,416,899
Accrued interest payable	(590,406)	71,713
Other liabilities	1,163,387	150,011

Total adjustments	1,935,020	(5,623,899)

Net cash used in operating activities	(1,450,431)	(8,537,858)

Cash flows used in investing activities -
Purchase of property and equipment	(101,577)	(35,795)

Cash flows from financing activities:
Repayments of loans payable	—	(2,750,000)
Repurchase of subordinated debt	(7,792,713)	—
Draws on line of credit, net	19,750,000	15,500,000
Distribution to member	(10,564,000)	(2,214,997)
Distribution to minority partners	(55,475)	(187,741)

Net cash provided by financing activities	1,337,812	10,347,262

Net increase (decrease) in cash and cash equivalents	(214,196)	1,773,609
Cash and cash equivalents at beginning of period	4,664,911	2,845,724

Cash and cash equivalents at end of period	$4,450,715	$4,619,333

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $9,380,934 and $9,790,977, respectively	$117,877	$76,216

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three and six month periods ended June 30, 2008 and 2007 (dollars in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Home Deliveries (homes):
Single-family	37	41	60	72
Townhome	16	32	24	43

Total	53	73	84	115

Average Sales Price of Homes Delivered:
Single-family	$593	$615	$600	$625
Townhome	$541	$561	$502	$572
Average sales price of homes delivered	$578	$592	$572	$605

Revenue from Homes Delivered:
Single-family	$21,953	$25,221	$35,990	$44,995
Townhome	8,663	17,961	12,039	24,614

Total	$30,616	$43,182	$48,029	$69,609

Revenue from Land Sales:	$—	$—	$3,000	$—

Custom Home Services Fees:	$1,799	$—	$3,076	$—

New Orders (homes):
Single-family	51	57	87	107
Townhome	41	21	69	61

Total	92	78	156	168

Average Sales Price of New Orders:
Single-family	$492	$608	$521	$600
Townhome	$454	$419	$471	$510
Average sales price of all new orders	$475	$557	$499	$567

Value of New Orders:
Single-family	$25,106	$34,660	$45,316	$64,160
Townhome	18,625	8,799	32,526	31,101

Total	$43,731	$43,459	$77,842	$95,261

Backlog at End of Period (homes):
Single-family	62	92	62	92
Townhome	49	46	49	46

Total	111	138	111	138

Average Sales Price Backlog End of Period:
Single-family	$528	$604	$528	$604
Townhome	$459	$492	$459	$492
Average sales price backlog value for all homes	$498	$566	$498	$566

Backlog Sales Value at End of Period:
Single-family	$32,772	$55,525	$32,772	$55,525
Townhome	22,484	22,614	22,484	22,614

Total	$55,256	$78,139	$55,256	$78,139